UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 21, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)
243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.

Settlement Agreement with Meyer Burger

On April 21, 2015, Meyer Burger AG, MBT Systems Ltd., and Diamond Materials Tech, Inc. (collectively, "Meyer Burger") and the Company and the other Debtor entities entered into a settlement agreement (the "Settlement Agreement") pursuant to which, among other things, GTAT Corporation will retain ownership of all machinery, equipment, parts, materials, consumables, products, accessories, tooling, diamond wire, and other items (collectively, the "MB Equipment") previously provided by Meyer Burger to GTAT Corporation. Under the Settlement Agreement, Meyer Burger also waives all reclamation demands and administrative expense claims against GTAT Corporation, and Meyer Burger’s sole remaining claim will be a general unsecured claim in the aggregate amount of approximately $34.8 million, which will consist of (a) a general unsecured claim by Meyer Burger AG against GTAT Corporation in the amount of approximately $6.3 million, (b) a general unsecured claim by MBT Systems Ltd. against GTAT Corporation in the amount of approximately $17.2 million, and (c) a general unsecured claim by Diamond Materials Tech, Inc. against GTAT Corporation in the amount of approximately $11.3 million. Under the Settlement Agreement, the parties also agreed to mutual releases. The Settlement Agreement is subject to approval of the Bankruptcy Court.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement dated April 21, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: April 27, 2015    /s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary